EXHIBIT 10.27

INNOTRAC CORPORATION
OFFICER RETENTION PLAN

ARTICLE ONE
INTRODUCTION

1.1  Purpose. The Board of Directors of Innotrac Corporation (the “Company”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of its executives, notwithstanding the possibility or occurrence of a significant restructuring or change in control of the Company or of a parent company of the Company. The Board of Directors (the “Board”) believes it is imperative to diminish the inevitable distraction of such executives by virtue of the personal uncertainties and risks created by such possibilities and to encourage the executives’ full attention and dedication to the Company and its affiliates. Therefore, in order to accomplish these objectives, the Board has approved and adopted this Innotrac Corporation Officer Retention Plan (the “Plan”) to induce certain executives of the Company and its affiliates to remain in their current employment and to devote their time and energies to the successful performance of their employment duties by providing such persons a measure of security.

1.2  Effective Date. The Plan was approved by the Board of Directors of the Company on March 28, 2005 and shall be effective on that date (“Effective Date”).

ARTICLE TWO
ELIGIBILITY

2.1  Executives Eligible to Participate Plan. Initial Participants in the Plan have been selected by the Board or the Committee and are reflected on Exhibit A hereto. Exhibit A shall be adjusted from time to time as necessary to reflect the addition or subtraction of Participants or the reallocation of Participation Interests as determined by the Committee.

ARTICLE THREE
DEFINITIONS

3.1  Definitions. The following capitalized terms used in the Plan shall have the meanings assigned to them below:

"Board" means the Board of Directors of the Company.

"Cause" for termination of employment of a Participant has the meaning assigned such term or the term “good cause” in the Participant’s Employment Agreement with the Company.

A "Change in Control" as used herein means any change in the ownership of the Company or effective control of the Company or any change in the ownership of a substantial portion of the assets of the Company, as defined in Code Section 409A(a)(2)(A)(v) and the regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the committee responsible for the administration of the Plan, which shall be the Compensation Committee of the Board, or such other committee as may be designated by the Board.

"Company" means Innotrac Corporation, a Georgia corporation.

"Disability" of a Participant has the meaning assigned such term or the term “total disability” in the Participant’s Employment Agreement with the Company. If the Participant has no Employment Agreement, Disability shall have the meaning ascribed to the term “Disabled” under Code Section 409A(a)(2)(C) and the regulations promulgated thereunder.

“Employment Agreement” means the employment agreement entered into between the Participant and the Company or an affiliate of the Company, which is in effect as of the date of determination.

“Participant" means an executive of the Company or its affiliates who has been selected by the Committee or the Board to participate in the Plan.

"Participation Interest" of a Participant means such Participant’s designated percentage interest in the Retention Bonus Pool, reallocated from time to time in accordance with Article Four of the Plan. Each Participant’s initial Participation Interest is indicated opposite his or her name on Exhibit A hereto.

"Payment Date" means the date on which a Participant becomes entitled to payment of his or her Retention Bonus in accordance with Article Four of the Plan.

"Plan" means this Innotrac Corporation Officer Retention Plan, as it may be amended.

"Restrictive Covenants" means the restrictive covenants contained in the Participant’s Employment Agreement with the Company, including without limitation, the covenants not to disclose confidential information, not to compete with the Company, not to recruit the Company’s employees, and not to solicit the Company’s clients or customers.

“Retention Bonus Pool” means an amount calculated in accordance with Article Five which will be allocated in accordance with the terms of the Plan for the payment of Retention Bonuses to Participants under the Plan.

“Retention Bonus (or Retention Bonuses)” means the amount payable to a Participant under Article Four.

“Special Restricted Stock” means the restricted shares of the Company’s common stock, which were or will be granted to the Participant under the Company’s 2000 Stock Option and Incentive Award Plan as a special incentive to remain employed with the Company, and which had or will have a value (without discount for the restrictions) of $250,000 at the time of grant.

ARTICLE FOUR
RETENTION BONUSES

4.1  Retention Bonus Upon a Change in Control. Upon the occurrence of a Change in Control, each Participant who is an employee of the Company or its affiliates shall be eligible to receive a Retention Bonus equal to the Participant’s Participation Interest at the time of the Change in Control multiplied by the amount of the Retention Bonus Pool, less the value of any shares of Special Restricted Stock held by the Participant as of the time of the Change in Control. To be eligible to receive the Retention Bonus, the Participant: (i) must not have violated any of the Restrictive Covenants, (ii) if requested by the Company, must, no later than the date of the Change in Control, execute an amendment to the Employment Agreement or a separate agreement provided by the Company which updates the Restrictive Covenants to properly reflect the business and customers of the Company and the role and responsibilities of the Participant as of the time of the Change in Control and which provides that the Participant will be subject to the Restrictive Covenants for a period of two years following the Participant’s termination of employment, and (iii) must be employed by the Company or one of its affiliates on the date of the Change in Control or must have terminated employment within 3 months prior to the date of the Change in Control other than for Cause, as provided in Section 4.2 below. If the Participant satisfies the above requirements, the Participant’s Retention Bonus shall become 100% vested as of the date of the Change in Control and shall be payable in a lump sum within fifteen (15) days of the Change in Control.

4.2  Termination of Employment Prior to a Change in Control. Except as provided in the next sentence below, if, prior to a Change in Control, a Participant’s employment is terminated by the Company or any of its affiliates for any reason or the Participant terminates employment for any reason, then the Participant shall forfeit his or her Participation Interest and no Retention Bonus shall be payable to such Participant. Notwithstanding the above, if, within 3 months prior to a Change in Control, the Participant’s employment is terminated by the Company without Cause (including by reason of death or Disability), then the Participant will be entitled to receive the Retention Bonus at the same time and in the same manner as if the Participant were employed on the date of the Change in Control provided that the Participant satisfies all the requirements in Section 4.1 other than employment on the date of the Change in Control.

4.3  Forfeitures and Adjustments of Participation Interests. If a Participant becomes ineligible to receive a Retention Bonus by reason of a disqualifying termination of employment, the Participant shall immediately cease to be a Participant, and he or she shall forfeit all rights under the Plan to receive any Retention Bonus. In such event, the Board may, but need not, (i) select one or more new Participants to replace the terminated Participant and/or (ii) increase the Participation Interest of one or more existing Participants in any manner, including on other than a prorata basis; provided that the aggregate Participation Interests of any such new Participants and/or the increase in Participation Interests for existing Participants shall not exceed the forfeited Participation Interest of the terminated Participant. Any remaining portion of the Participation Interest of the terminated Participant not specifically reassigned to one or more new or existing Participants may, but need not be, allocated prorata to all existing Participants, based on their relative Participation Interests, or it may remain unallocated or subject to allocation at a later date by the Committee in its discretion. At any time prior to the date of a Change in Control, the Committee may add or remove Participants and may revise the Participation Interests assigned to each Participant.

ARTICLE FIVE
RETENTION BONUS POOL

5.1  General. The Retention Bonus Pool shall be determined as of the date of the Change in Control. The Retention Bonus Pool shall be equal to $5.0 million if the Purchase Price (as defined in Section 5.2) of the Company is at least $90 million but less than $100 million. For each additional $10 million in Purchase Price over $100 million, the Retention Bonus Pool will be increased by $1 million, such that a total Purchase Price of $200 million will result in a Retention Bonus Pool of $16 million. The determination of the Purchase Price and the Retention Bonus Pool shall be made by the Committee in good faith based upon the financial and other information available to it. The Committee shall have the discretion to change the formula for determining the Retention Bonus Pool from time to time. Any such change shall be communicated to Participants.

5.2  Definitions. For purposes of this Article Five and the Plan, the following definitions shall apply:

(a)  “Dilution Adjustment” means any increase in Third Party Interest Bearing Debt associated with a recapitalization where the proceeds of the additional debt do not remain in the Company.

(b)  “Enterprise Value” means the gross proceeds (cash and other consideration, including any earn outs or deferred payments) of the sale of the stock of or disposition of assets of, the Company in connection with a Change in Control, provided that if less than 100% of the stock or assets is sold, the Enterprise Value shall be calculated as if 100% of the stock or assets were sold.

(c)  “Non-Operating Cash Balances” means the cash in Company depository accounts on the date of the Change in Control.

(d)  “Purchase Price” shall equal the Enterprise Value of the Company, minus Third Party Interest Bearing Debt, plus Non-Operating Cash Balance and any Dilution Adjustment; provided, that the Committee may make adjustments to the calculation of Purchase Price if it determines such adjustments are necessary or desirable because of unusual or extraordinary charges or income items or other events which are distortive of financial results or because of changes in the Code or tax laws.

(e)  “Third Party Interest Bearing Debt” means debt of the Company owed to a third party which shall exclude debt owed to any affiliate of the Company.

ARTICLE SIX
ADMINISTRATION

6.1  Plan Administration. The Plan is administered and interpreted by the Committee. The Committee shall have complete discretion to determine eligible Participants, to determine and adjust from time to time each Participant’s Participation Interest, and to interpret the Plan. Any decision by the Committee reached in accordance with the provisions contained herein shall be final and binding on all parties.

ARTICLE SEVEN
NO FUNDING OBLIGATIONS

7.1  Funding. The obligations of the Company are not required to be funded under the Plan. Nothing contained in the Plan shall give a Participant any right, title or interest in any property of the Company, its subsidiaries or affiliates. The Participant’s rights to a Retention Bonus shall be that of an unsecured creditor of the Company.

ARTICLE EIGHT
LIMITATION ON BENEFITS

8.1  Notwithstanding anything in this Plan to the contrary, any benefits payable or to be provided to a Participant by the Company or its affiliates, whether pursuant to this Plan or otherwise, which are treated as Parachute Payments shall, but only to the extent necessary, be modified or reduced in the manner provided in Section 8.2 below so that the benefits payable or to be provided to the Participant under this Plan that are treated as Parachute Payments, as well as any payments or benefits provided outside of this Plan that are so treated, shall not cause the Company to have paid an Excess Parachute Payment. In computing such amount, the parties shall take into account all provisions of Code Section 280G, and the regulations thereunder, including making appropriate adjustments to such calculation for amounts established to be Reasonable Compensation.

8.2  If a reduction of benefits is required to avoid treatment of any payment as an Excess Parachute Payment, the Participant’s Retention Bonus under this Plan shall be reduced to an amount which, when combined with all other payments or benefits to the Participant related to the Change in Control, does not result in payment of an Excess Parachute Payment.

8.3  This Article Eight shall be interpreted so as to avoid the imposition of excise taxes on the Participant under Section 4999 of the Code and to avoid the disallowance of a deduction to the Company pursuant to Section 280G(a) of the Code with respect to amounts payable under this Plan or otherwise.

8.4  For purposes of this Article Eight, the following definitions shall apply:

(a)  “Excess Parachute Payment” shall have the same meaning as provided in Section 280G(b)(1) of the Code.

(b)  “Parachute Payment” shall have the same meaning as provided in Section 280G(b)(2) of the Code.

(c)  “Reasonable Compensation” shall have the same meaning as provided in Section 280G(b)(4) of the Code.

(d)  “Present Value” shall have the same meaning as provided in Section 280G(d)(4) of the Code.

ARTICLE NINE
MISCELLANEOUS

9.1  Rights Not Exclusive. Except as expressly provided in the Plan, a Participant's right to receive a Retention Bonus under the Plan shall be in addition to and not exclusive of his rights under any other agreement or plan of the Company or its affiliates, including without limitation, any short- or long-term bonus or other remuneration payable pursuant to the Participant’s Employment Agreement with the Company.

9.2  No Contract for Employment. Nothing in the Plan shall be deemed to give any Participant the right to be retained in the service of the Company or to deny the Company any right it may have to discharge or demote any Participant at any time.

9.3  Withholding. All amounts payable by the Company hereunder shall be subject to withholding of such amounts related to taxes as the Company may be legally obligated so to do.

9.4  Arbitration. Any dispute or controversy arising under or in connection with the Plan shall be settled exclusively by arbitration in Atlanta, Georgia in accordance with the rules of the American Arbitration Association then in effect. Each party agrees to comply with any award made in any such proceeding, which shall be final, and to the entry of judgment in accordance with applicable law in any jurisdiction upon any such award. The costs of the arbitration, including the costs of the facility, court reporter and arbitrator’s fee, shall be shared equally by each party.

9.5  Notices. Notices will be considered effective upon receipt and shall be sent by hand delivery or certified mail addressed as follows:

           If to the Company:

       Innotrac Corporation
                           6655 Sugarloaf Parkway
                           Duluth, Georgia 30097-4916
                           Attention: General Counsel

                           If to a Participant, at his or her last known address.

9.6  Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision of the Plan, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.

9.7  No Assignment or Alienation of Benefits by Participants. A Participant shall not have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable under the Plan, nor shall these benefits be subject to seizure for the payment of debt, judgment, alimony or separate maintenance owed by the Participant, or any person claiming through the Participant, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any attempted assignment, anticipation, hypothecation, transfer, or other disposal of the benefits hereunder, shall be void.

9.8  Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Georgia to the extent not preempted by federal law.

9.9  Successors and Assigns. The Plan shall be binding upon the Company and its successors (including any successor to the Company by reason of any dissolution, merger, consolidation, sale of assets or other reorganization of the Company) and assigns.

9.10    Amendment; Termination. Subject to the provisions of Section 9.12, the Plan may be amended or terminated at any time by the Board or the Committee; provided, however, that no such amendment or termination may be made after the date of a Change in Control without the written consent of affected Participants if such amendment or termination would negatively affect the rights of Participants who would otherwise be entitled to a Retention Bonus hereunder. The Plan shall automatically terminate following a Change in Control once all Retention Bonuses have been paid, and any portion of the Retention Bonus Pool not allocated to Participant’s shall not be payable.

9.11    Headings. The headings of the Sections herein are for convenience only and shall have no significance in the interpretation of the Plan.

9.12    Compliance with Section 409A. This Plan shall be operated in accordance with the requirements of Section 409A. Any action that may be taken (and, to the extent possible, any action actually taken) by the Company shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A and would result in an additional tax to the Participant. Any provision in this Plan document that is determined to violate the requirements of Section 409A shall be void and without effect. In addition, any provision that is required to appear in this Plan document to satisfy the requirements of Section 409A, but that is not expressly set forth, shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provision were expressly set forth. In all cases, the provisions of this Section shall apply notwithstanding any contrary provision of the Plan that is not contained in this Section.

                    INNOTRAC CORPORATION

                    By:   /s/ Scott D. Dorfman

EXHIBIT A

Participants And Participation Interests

Participant	Participation Interest In Retention Bonus Pool

David L. Ellin	%
Larry C. Hanger	%
James R. McMurphy	%
Robert J. Toner	%

Total	% *

* __% is currently reserved for future Participants and/or allocations.

EXHIBIT A
(as revised ________________, 2007)

Participants And Participation Interests

Participant	Participation Interest In Retention Bonus Pool

Larry C. Hanger	%
James R. McMurphy	%
Robert J. Toner	%
Total	% *

* __% is currently reserved for future Participants and/or allocations.